------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number           3235-0287
                                                  Expires:    September 30, 1998
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

================================================================================
1. Name and Address of Reporting Person

   Reiner               Thomas                  Francis
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

   4478 Fleetwood Road
--------------------------------------------------------------------------------
                                    (Street)

   Danville             California              94506
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)

================================================================================
2. Issuer Name and Ticker or Trading Symbol

   Sparta Surgical Corporation (SPSG)
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)

   ###-##-####
================================================================================
4. Statement for Month/Year

   August 1998
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)


                           Chairman, President & CEO
      --------------------------------------------------------------------
================================================================================


           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
====================================================================================================================================
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
Common Stock                           05/08/98       J              952,986      D      $0.0     43,745         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock - See Note #1             05/08/98       J              952,986      A      $0.0    996,731         D       See Note #1
------------------------------------------------------------------------------------------------------------------------------------
Common Stock - See Note #2             --             --               --         --              10,417         I       See Note #2
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly



FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

====================================================================================================================================
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                2.                                                                                        Deriv-    of
                Conver-                    5.                              7.                             ative     Deriv-   11.
                sion                       Number of                       Title and Amount               Secur-    ative    Nature
                of                         Derivative    6.                of Underlying         8.       ities     Secur-   of
                Exer-             4.       Securities    Date              Securities            Price    Bene-     ity:     In-
                cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)      of       ficially  Direct   direct
                Price    Trans-   action   or Disposed   Expiration Date   --------------------  Deriv-   Owned     (D) or   Bene-
1.              of       action   Code     of(D)         (Month/Day/Year)                Amount  ative    at End    In-      ficial
Title of        Deriv-   Date     (Instr.  (Instr. 3,    ----------------                or      Secur-   of        direct   Owner-
Derivative      ative    (Month/  8)       4 and 5)      Date     Expira-                Number  ity      Month     (I)      ship
Security        Secur-   Day/     ------   ------------  Exer-    tion                   of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)      ity      Year)    Code V    (A)   (D)    cisable  Date     Title         Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Stock Option    $1.47    08/03/98  A        100,000     08/03/98 07/26/05 Common Stock 100,000     --     759,502    D
------------------------------------------------------------------------------------------------------------------------------------
Warrants - See Note 3                                                                              --     125,834    I   See Note #3
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

Note #1 - Held by the Reporting Person as Trustee for the Company and Subject to an Escrow Agreement by and between the Reporting Person and the Company.

Note #2 - Held by the Reporting Person as Trustee for Arbora, A.G.

Note #3 - Held by the Reporting Person as Trustee - 83,334 for Arbora,  A.G. and
          42,500 for NationsCredit Commerical Funding Corp.


          /s/ Thomas F. Reiner                                August 27, 1998
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.